AGREEMENT
                                     AND
                               PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (hereinafter sometimes referred to as the "Agreement"), made and entered into as of the 26th day of January, 1996, by and between One Valley Bancorp of West Virginia, Inc. ("One Valley") and CSB Financial Corporation ("CSB Financial").

                                 WITNESSETH:

                                  RECITALS

     A. One Valley is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia.

     B. CSB Financial is a Delaware corporation duly organized and validly existing under the laws of the State of Delaware.

     C. The Boards of Directors of CSB Financial and of One Valley have each approved this Agreement, authorized the execution hereof in counterparts and the Board of Directors of CSB Financial has directed that it be submitted for shareholder approval.

     D. One Valley and CSB Financial intend, and it is a condition hereof, that the Merger (as defined below) constitute a tax-free reorganization.

                                  AGREEMENT

     Now, therefore, for and in consideration of the premises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:


                                 SECTION 1
                             THE PLAN OF MERGER

     1.1 The Merger. On the Effective Date, CSB Financial shall merge with and into One Valley Thrift, Inc. ("Thrift"), a wholly-owned subsidiary of One Valley, under the Articles of Incorporation of Thrift (the "Merger"). Thrift shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

     1.2 Effects of Merger. On the Effective Date, the corporate name and existence of CSB Financial shall cease and all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall pass to and vest in Thrift as the Surviving Corporation without any conveyance or transfer, and Thrift as the Surviving Corporation shall continue to be governed by the laws of the State of West Virginia and shall also succeed to all rights, assets, liabilities and obligations of CSB Financial in accordance with the West Virginia Corporation Act. Upon the Effective Date of the Merger, the separate existence and corporate organization of CSB Financial shall cease.


                                 SECTION 2
                     ARTICLES OF INCORPORATION; BYLAWS;
                       BOARD OF DIRECTORS AND OFFICERS

     2.1 Articles of Incorporation. The Articles of Incorporation of Thrift shall continue unchanged as the Articles of Incorporation of Thrift as the Surviving Corporation. From and after the Effective Date, said Articles of Incorporation, as the same may be amended from time to time as provided by law, shall be the Articles of Incorporation of the Surviving Corporation.

     2.2 Bylaws. The Bylaws of Thrift as in effect on the Effective Date shall continue as the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, its Articles of Incorporation, or said Bylaws.

     2.3 Directors and Officers. The directors and officers of Thrift on the Effective Date shall continue as the directors and officers of the Surviving Corporation and shall hold office as prescribed in the Bylaws of the Surviving Corporation and applicable law until their successors shall have been elected and shall qualify.


                                 SECTION 3
                     CONVERSION OF SHARES AND OPTIONS

     3.1     Conversion of Shares.  On the Effective Date:
          (a) The number of issued and outstanding shares of common stock of Thrift shall not be changed by the Merger.

          (b) Each share of common stock of CSB Financial then issued and outstanding [excluding (i) any shares held in the treasury of CSB Financial; and (ii) any shares as to which appraisal rights are exercised pursuant to the requirements of Delaware General Corporation Law, if applicable (the "Appraisal Rights"), all of which shares shall be canceled] shall be converted by the Merger into .6774 shares of common stock of One Valley ("Fixed Exchange Ratio"). Each person who, but for the provisions of this Section 3.1 (b), would be entitled to a fractional share interest in the common stock of One Valley as a result of the conversion, upon surrender of certificates theretofore representing shares of common stock of CSB Financial, shall receive in lieu thereof an amount in cash equal to such fraction multiplied by the average of the last bid and ask price for the common stock of One Valley reported on the Nasdaq National Market on the business day immediately prior to the Effective Date.

          (c) Shareholders of CSB Financial asserting Appraisal Rights under the laws of the State of Delaware shall have their rights determined pursuant to Delaware General Corporation Law and shall be entitled to cash payment pursuant to the terms and provisions of said law with funds to be provided by One Valley.

          (d) From and after the Effective Date, the holders of the certificates representing common stock of CSB Financial shall cease to have any rights with respect to such shares (except such rights as they may have as dissenting shareholders) and their sole right shall be to receive cash and common stock of One Valley as herein provided.

          (e) If One Valley shall, at any time prior to the Effective Date, (i) issue a dividend in shares of One Valley common stock, (ii) combine the outstanding shares of One Valley common stock into a smaller number of shares, (iii) subdivide the outstanding shares of One Valley common stock, or
(iv) reclassify the shares of One Valley common stock, then, in any such event, the Fixed Exchange Ratio (as set forth in Section 3.1(b) hereof) shall be adjusted by multiplying the Fixed Exchange Ratio by a fraction the numerator of which is equal to the number of shares of One Valley common stock outstanding immediately after the happening of such event and the denominator of which is equal to the number of shares of One Valley common stock outstanding immediately prior to the happening of such event.

     3.2 Exchange of Certificates. As soon as practicable after the Effective Date, the certificates representing the outstanding shares of CSB Financial shall be surrendered to Harris Trust and Savings Bank, or to such other entity as One Valley may direct, as agent ("Exchange Agent") for One Valley and, upon such surrender, the Exchange Agent shall issue and deliver in substitution therefore, certificates representing the number of shares of common stock of One Valley into which such surrendered shares have been converted as hereinbefore provided, and cash in lieu of fractional shares (without interest). Certificates representing shares of CSB Financial (other than the shares of common stock of CSB Financial as to which there are perfected Appraisal Rights) which are not surrendered shall be deemed for all purposes to evidence the ownership of the number of shares of common stock of One Valley into which said shares of CSB Financial shall have been converted as hereinbefore set forth and the right to receive cash in the amount determined pursuant to Section 3.1; provided, however, that One Valley will not distribute to the holder of an unsurrendered certificate for common stock of CSB Financial dividends declared with respect to common stock of One Valley until such owner shall surrender such certificate, at which time the holder thereof shall be paid the amount of the dividends having a record date on or after the Effective Date theretofore declared with respect to common stock without interest. All such dividends unclaimed at the end of two years from the Effective Date shall be repaid by the Exchange Agent to One Valley, and thereafter the holders of such outstanding certificates shall look, subject to applicable escheat, unclaimed funds and other laws, as general creditors only to One Valley for payment thereof.

     3.3 Closing of Stock Transfer Books. At the close of business on the business day immediately preceding the Effective Date, the stock transfer books of CSB Financial shall be deemed closed, and no shares of common stock of CSB Financial shall thereafter be transferred.

     3.4 Conversion of Options. At the Effective Date, each option granted by CSB Financial to purchase shares of its common stock pursuant to the "CSB Financial Corporation 1993 Stock Option Plan for Outside Directors" and the "CSB Financial Corporation 1993 Incentive Stock Option Plan" (collectively the "Stock Option Plans"), which is outstanding and unexercised immediately prior thereto, shall be converted into an option to purchase shares of One Valley's common stock on the same terms and conditions as are in effect immediately prior to the Merger as adjusted as set forth below. Each such option that is converted shall be converted into an option to purchase such number of shares of One Valley's common stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option):

          (a) the number of shares of One Valley's common stock to be subject to the new option shall be equal to .6774 times the number of shares of CSB Financial's common stock subject to the original option, rounded, if necessary, up to the nearest whole share; and

          (b) the exercise price per share of One Valley's common stock under the new option shall be equal to the exercise price per share of CSB Financial's common stock under the original option divided by .6774, rounded, if necessary, up to the nearest cent. The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) shall be effected in a manner consistent with Section 424 (a) of the Internal Revenue Code.

     One Valley will register the shares to be issued pursuant to the Stock Option Plans in the Registration Statement to be filed pursuant to Section
5.12 of this Agreement, and after the Closing Date will take such other steps, including the filing of a Form S-8, as may be necessary or appropriate.


                                 SECTION 4
                     REPRESENTATIONS, WARRANTIES AND
                       COVENANTS OF CSB FINANCIAL

     Except as set forth in the disclosure schedule to be delivered by CSB Financial to One Valley on or before 30 days from the date of this Agreement (the "Disclosure Schedule"), CSB Financial represents and warrants to and covenants with One Valley that:

     4.1 Organization and Qualification of CSB Financial and the Subsidiaries. CSB Financial is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. CSB Financial is qualified to do business in each jurisdiction in which such qualification is required. CSB Financial owns 100% of the issued and outstanding shares of stock of Co-operative Savings Bank, F.S.B. (the "Bank") and CSB Financial Services, Inc. (the "Service Co.") (the Bank and the Service Co. are hereinafter referred to jointly as the "Subsidiaries"), free and clear of all liens, claims and encumbrances. The Bank is duly organized, validly existing and in good standing as a federal savings bank under the laws of the United States and has the corporate power to own all of its assets and to carry on its business as it is now being conducted. The Service Co. is duly organized, validly existing and in good standing as a corporation under the laws of the Commonwealth of Virginia and has the corporate power to own all of its assets and to carry on its business as it is now being conducted. The Service Co. has no employees. The issued and outstanding shares of stock of each Subsidiary are all duly authorized, validly issued, fully paid and nonassessable. Except for the Subsidiaries, CSB Financial has no other direct or indirect subsidiaries, and does not own 5% or more of the shares of stock of any other corporation.

     4.2 Authorization of Agreement. The Board of Directors of CSB Financial has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of CSB Financial and all appropriate regulatory authorities as provided in Delaware General Corporation Law and the Rules and Regulations of the Office of Thrift Supervision ("OTS"), CSB Financial has the corporate power and is duly authorized to merge with Thrift pursuant to this Agreement, and upon its execution and delivery (and assuming due execution and delivery by One Valley) this Agreement is a valid and binding agreement of CSB Financial enforceable in accordance with its terms.

     4.3 No Violation of Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the Merger in accordance with this Agreement will not, (i) violate any provisions of CSB Financial's Certificate of Incorporation or Bylaws, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which either CSB Financial or either Subsidiary is a party or by which any of them is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of CSB Financial and either Subsidiary, taken as a whole, or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character by which CSB Financial or either Subsidiary is bound, or (iv) enable any person to enjoin the transactions contemplated hereby. After the approval of this Agreement by the shareholders of CSB Financial and by the OTS, CSB Financial will have taken all action required by law, the Certificate of Incorporation of CSB Financial, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of CSB Financial with Thrift pursuant to this Agreement and the consummation of the transactions contemplated hereby.

     4.4 Financial Statements. The consolidated balance sheets of CSB Financial as of the years ended June 30, 1993, 1994 and 1995, and its statements of income for each of such years, heretofore delivered to One Valley, were prepared in accordance with generally accepted accounting principles consistently applied and those financial statements, as well as the unaudited balance sheet as of December 31, 1995, and the statement of income for the six-month period ended December 31, 1995, both of which will be delivered to One Valley, will fairly present its financial condition and results of operations as of such date and for such period.

     4.5 No Material Adverse Change. There has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties, results of operations or prospects of CSB Financial and Subsidiaries, taken as a whole, since June 30, 1995.

     4.6 Form 10-K Annual Report and Other Reports. CSB Financial's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1995, heretofore delivered to One Valley, does not contain, as of the date thereof, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. Since September 30, 1993, CSB Financial has filed with the Securities and Exchange Commission and the OTS all documents and reports required to be filed and such reports do not contain, as of their respective dates, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. The Bank has filed with the OTS and the Federal Deposit Insurance Corporation all documents and reports required to be filed and such reports are accurate and complete in all material respects.

     4.7 No Actions, Etc. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of the executive officers or directors of CSB Financial or either Subsidiary, threatened or contemplated against or relating to CSB Financial or either Subsidiary or any of their properties which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or results of operations of CSB Financial and either Subsidiary, taken as a whole, or the ability of CSB Financial to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any such action or proceeding. Neither CSB Financial nor either Subsidiary is transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or results of operations of CSB Financial and either Subsidiary, taken as a whole, or the ability of CSB Financial to consummate the transactions contemplated hereby.

     4.8 Capitalization. The authorized capital stock of CSB Financial consists of (i) 4,000,000 shares of common stock, par value of $.01 per share, 2,642,081 of which as of the date hereof are issued and outstanding and are validly issued, fully paid and nonassessable, and (ii) 500,000 shares of preferred stock, par value of $.01 per share, none of which is issued. Other than stock options granted under all of the stock option plans listed in the Disclosure Schedule covering 242,851 shares of common stock of CSB Financial (as listed thereon), there are no options, warrants, calls, reservations for issuance or commitments of any kind relating to, or securities convertible into, the common stock of CSB Financial or either Subsidiary.

     4.9 Copies of All Contracts, Leases, Etc. CSB Financial has furnished or made available or will promptly furnish or make available to One Valley true and complete copies of all material contracts, leases and other agreements to which CSB Financial or either Subsidiary is a party or by which any of them is bound, and has listed on the Disclosure Schedule and will furnish to One Valley true and complete copies of all employment, pension, retirement, stock option, employee stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of CSB Financial or either Subsidiary.

     4.10 Undisclosed Liabilities. Neither CSB Financial nor either Subsidiary has any material liabilities other than those liabilities disclosed on or provided for in the balance sheet as of June 30, 1995, and liabilities incurred since such date in the ordinary course of business consistent with past practices.

     4.11 Title to Properties. CSB Financial and the Subsidiaries have good and marketable title to all their property and assets set forth in their balance sheets as of June 30, 1995, except property and assets sold or otherwise disposed of since June 30, 1995, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of their material leases are in full force and effect and neither CSB Financial nor either Subsidiary is in default in any material respect thereunder.

     4.12 Proxy Statement. The information pertaining to CSB Financial which has been or will be furnished by or on behalf of CSB Financial or its management for inclusion in the Proxy Statement referred to in Section 10 and the Registration Statement referred to in Section 5.12 or any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     4.13 Good Faith. CSB Financial shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.

     4.14 Absence of Regulatory Actions. Neither CSB Financial nor either Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal governmental authorities charged with the supervision or regulation of the operations of any of them nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     4.15     Employee Benefits.
          (a) For purposes of this Agreement the following definitions shall apply:
               1. "Employee Pension Benefit Plan" has the meaning as set forth in ERISA Sec. 3(2).
               2. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).
               3. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
               4. "Multiemployer Plan" shall mean a plan described in Sec. 3(7) and/or Sec. 4001(a)(3) of ERISA.
               5.     "CSB ESOP" shall mean the Bank's Employee Stock
Ownership Plan.
               6. "CSB Retirement Plan" shall mean the Financial Institutions Retirement Fund as adopted by the Bank.
               7. "CSB Profit Sharing Plan" shall mean the Bank's Profit Sharing Plan.
               8. "CSB Employee" means an employee of either CSB Financial, Bank or Service Co.
               9. "Employee Benefit Plan(s)" means any one or more of the following in which a CSB Employee is a participant in or benefits from as a result of his employment (whether current or past with either CSB Financial, Bank or Service Co.): (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or (c) any other deferred compensation plan, bonus plan, incentive, disability or group insurance plan, stock option plan, employee stock purchase plan, vacation plan, severance plan, sick leave plan or policy, holiday plan or policy, maternity leave or policy, or any other benefit plan, program, agreement (including employment and severance agreements), arrangements or commitments of any kind whether or not subject to the requirements of ERISA.
               10. "One Valley 401K Plan" shall mean the One Valley Bancorp of West Virginia, Inc., 401(k) Plan.
               11. "Code" means the Internal Revenue Code of 1986, as amended.

          (b) Neither currently nor at any time during the preceding five calendar years has CSB Financial or either Subsidiary contributed to or had any obligation to contribute to any Multiemployer Plan.

          (c) Neither currently nor in the past has CSB Financial or Service Co. (i) had any employees (who were not also employees of the Bank), or (ii) had any direct obligation to fund or contribute to any Employee Benefit Plan.

          (d) Each Employee Benefit Plan will be listed in the Disclosure Schedule, and copies of such plans and accompanying Summary Plan Descriptions, if required, have been furnished to One Valley.

          (e) Each of the Employee Benefit Plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statutes, applicable federal regulations, applicable State law (including without limitation State insurance law) and in accordance with its terms. All reports required by any governmental agency with respect to each such Employee Benefit Plan has been timely and properly filed and to the extent required, furnished to the participants in such plan. Bank has paid all costs, benefits, premiums, contributions and any other amounts required or coming due in connection with the Employee Benefit Plans and no accumulated funding deficiency, as defined in Sec. 302(a)(2) of ERISA, exists with respect to any Employee Benefit Plan. Neither CSB Financial, the Bank or the Service Co. nor any fiduciary of any Employee Benefit Plan, has engaged in a transaction that would subject CSB Financial, Bank or Service Co. to any tax, penalty or liability for prohibited transactions imposed by ERISA or by Sec. 4975 of the Code. Neither CSB Financial, the Bank or the Service Co. nor any fiduciary of any Employee Benefit Plan has engaged in any transaction in violation of Sec. 406(a) or Sec. 406(b) of ERISA (for which no exemption exists under Sec. 408 of ERISA).

          (f) With the exception of Employee Pension Benefit Plan and except as set forth in the Disclosure Schedule, none of the benefits provided under any of the Employee Benefit Plans are vested, and the Bank retains full authority to terminate or amend any of the Employee Benefit Plans.

          (g) Each Employee Welfare Benefit Plan is either fully insured and all premiums have been timely paid or, if not fully insured, adequate reserves have been established on the books of the Bank in connection with such benefits.

          (h) With the exception of the CSB Retirement Plan, no Employee Benefit Plan is subject to the provisions of Title IV of ERISA.

          (i) CSB Financial and the Bank represent and warrant that as of July 1, 1995, the total unfunded liability of the CSB Retirement Plan was $239,608. CSB Financial and Bank further warrant and represent that they have taken no action since that date by amendment of that plan or otherwise, to increase the actuarial present value of unfunded liability of the CSB Retirement Plan except with respect to changes in normal eligibility resulting from increased terms of service or compensation changes.

          (j) As of the Closing Date the CSB Retirement Plan will be either (i) terminated, (ii) amended to cease all future benefit accruals, or
(iii) merged into the One Valley Retirement Plan. The parties agree that the preferred option is merger of the CSB Retirement Plan into the One Valley Retirement Plan, if the merger of the plans can be accomplished without increasing the total unfunded liability of the One Valley Retirement Plan (as to former CSB Employees) in excess of such unfunded liability in the CSB Retirement Plan as set forth in Section 4.15(i). The parties agree that at a minimum, participants in the CSB Retirement Plan will be entitled to their vested accrued benefit under that plan as of the Closing Date plus such additional vested accrued benefit to which they shall be entitled to for years of service with the Bank subsequent to the Closing Date under the One Valley Retirement Plan.

          (k) There has not been any (i) termination of the CSB Retirement Plan or (ii) the commencement of any proceeding to terminate such plan pursuant to ERISA, or otherwise, or (iii) written notice given to CSB Financial or Bank of the intention to commence or seek the commencement of any such proceeding.

          (l) Within 90 days following the Closing Date, the Bank shall cause the CSB ESOP to be terminated in accordance with its provisions. It is understood that prior to the earlier of the Closing Date or June 30, 1996, the Bank will make a final cash contribution equal to the maximum amount allowable without penalty pursuant to sections 404 and 415 of the Code with respect to the CSB ESOP plan year ending on or before June 30, 1996. It is expressly warranted that such termination shall not result in any additional funding obligation, including but not limited to any obligation to pay off all stock obligations, to such ESOP and that sufficient shares of stock held in the CSB ESOP's Unallocated Stock Fund will be sold pursuant to the provisions of the plan to fully pay off any stock obligation to the extent that prior Bank contributions and dividend income on unallocated stock are not sufficient to pay off such Stock Obligation as of the Closing Date. Thereafter, any remaining unallocated ESOP assets shall be allocated as trust earnings based upon account balances. Participants eligible to receive distributions from the CSB ESOP upon its termination shall be given the opportunity to have such distribution transferred to the One Valley 401(k) Plan pursuant to the provisions of Sec. 401(a)(31) of ERISA. Notwithstanding the foregoing, CSB Financial and the Bank shall make such amendments to the ESOP as deemed appropriate to effectuate the purposes of the CSB ESOP Plan and this Section of the Agreement.

          (m) As soon as administratively feasible after the Closing, the CSB Profit Sharing Plan shall be amended into the form of the One Valley 401(k) Plan and merged into such plan in accordance with the provisions of ERISA and the Code. All Participant Accounts shall be deemed 100% vested and non-forfeitable as of the Closing Date.

          (n) From and after Closing, One Valley shall (i) cause Bank to continue to employ those CSB employees employed immediately prior to the closing at their then current rate of cash compensation; and (ii) authorize the Bank to adopt the One Valley 401(k) Plan and the One Valley Retirement Plan (collectively "OVB Qualified Plans"). In adopting the OVB Qualified Plans it is understood that such plans will recognize CSB Employees years of employment with Bank only for purposes of eligibility to participate in and vest under such plans. It is specifically understood that CSB Employees shall not be entitled to any past service for benefit accrual purposes under any Employee Pension Benefit Plans of One Valley, except that if the CSB Retirement Plan and the One Valley Retirement Plan are merged pursuant to
Section 4.15(j), and in connection with such merger it is decided that such past service can be granted without increasing the unfunded liability of the One Valley Retirement Plan in excess of such amount described in Section 4.15(j). It is further specifically understood that, notwithstanding any provision hereof to the contrary, CSB Employees shall be employees at-will and that after the Closing Date, One Valley and/or the Bank may alter, amend, or terminate any of its benefit programs covering such employees.

          (o) Except as specifically provided elsewhere in this Agreement, Bank shall continue for the calendar year 1996 those Employee Benefits Plans in existence as of the date of the execution of this Agreement and shall not adopt any other such plans nor otherwise amend such plans except as authorized by One Valley. Except as expressly provided for elsewhere in this Agreement, Bank shall terminate or amend each such plan effective December 31, 1996.
Bank shall adopt and One Valley shall authorize such adoption effective January 1, 1997, of life, disability insurance, health, welfare, vacation and other fringe benefits (collectively "fringe benefit programs") of the types and in the amounts and at the contribution levels provided to other similarly situated employees of One Valley. In determining eligibility, benefit levels and required contributions under such fringe benefit programs all full time years of employment with Bank shall be counted and preexisting conditions shall be treated as such conditions were treated under any such predecessor plan.

          (p) Notwithstanding the limitation in (o) above it is understood that CSB employees employed by the Bank as of the Closing Date shall (as long as they otherwise remain eligible under the terms of the Bank's vacation policy) be entitled to annual vacation for 1997 and thereafter equal to the greater of (i) the number of days of vacation to which they were entitled to in 1996 or (ii) such vacation to which they are entitled to under Bank's vacation policy then in effect.

     4.16 Labor Disputes. Neither CSB Financial nor either Subsidiary is directly or indirectly involved in or to the knowledge of any of them threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect the financial condition, assets, businesses or results of operations of any of them. Neither CSB Financial nor either Subsidiary is a party to, nor has ever been a party to, any collective bargaining agreement.

     4.17 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of CSB Financial as of June 30, 1995, and to be shown on the unaudited balance sheet of CSB Financial dated December 31, 1995, is and will be adequate as of the dates thereof. The reserve for possible loan losses to be shown on the consolidated balance sheet of CSB Financial as of March 31, 1996, will be adequate as of the date thereof.

     4.18 Knowledge as to Conditions. CSB Financial knows of no reason relating to CSB Financial why the approvals, consents and waivers of governmental authorities referred to in Sections 8.1 (b) and 8.1 (c) should not be obtained in a timely manner; CSB Financial and the Subsidiaries are not aware of any conditions or provisions of any actions, reports of examinations or similar regulatory reports or findings which is anticipated to delay or precludes CSB Financial or either Subsidiary from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with the Community Reinvestment Act ("CRA").

     4.19     Taxes.
          (a) CSB Financial and Subsidiaries have each filed on a timely basis all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which each of them is required to file, and each has paid all taxes shown to be due on such returns and, in the opinion of its respective Chief Executive and Financial Officers, has adequately reserved for all current taxes;
          (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against CSB Financial or Subsidiaries, or, to the knowledge of any of them, threatening to assert against any of them, any deficiency or claim for additional taxes, interest or penalty;

          (c) There is no pending, or to the knowledge of CSB Financial or either Subsidiary, threatened examination of the Federal Income Tax Returns of CSB Financial or either Subsidiary and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in Section 6501(a) of the Internal Revenue Code, no tax year of CSB Financial or either Subsidiary remains open to the assessment and collection of additional Federal Income Taxes; and

          (d) There is no pending or, to the knowledge of CSB Financial or Subsidiary, threatened examination of State Tax (the "Virginia Taxes") returns of CSB Financial or any of the Subsidiaries and, except for tax years still subject to the assessment and collection of additional Virginia Taxes under the applicable statutes of limitations, no tax year of CSB Financial or either Subsidiary remains open to the assessment and collection of additional taxes.

     4.20     Absence of Certain Changes.  Since June 30, 1995:

          (a) There has not been any damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition or operations of CSB Financial or either Subsidiary;

          (b) Except in the ordinary course of business, neither CSB Financial nor either Subsidiary has disposed of, or agreed to dispose of, any of its material properties or assets, nor has any of them leased to others, or agreed to so lease, any of such material properties or assets;

          (c) Except for the exercise of stock options there has not been any change in the authorized, issued or outstanding capital stock of CSB Financial or either Subsidiary, except as provided for in this Agreement, or any material change in the outstanding debt of CSB Financial or either Subsidiary, other than changes due to payments in accordance with the terms of such debt and FHLB advances to meet funding needs of the Bank in the ordinary course of business;

          (d) No change has occurred in the personnel who are key personnel with respect to the operations of CSB Financial or Subsidiaries, nor has there been any increase in the compensation or fees payable by either CSB Financial or either Subsidiary to their directors or officers other than increases in the ordinary course of business in accordance with the personnel policies of CSB Financial or either Subsidiary, or any material increase in any bonus, insurance, pension or other Employee Benefit Plan, payment or arrangement for or with any of such directors or officers;

          (e) Neither CSB Financial nor either Subsidiary has made any material loan or advance other than in the ordinary course of business;

          (f) Neither CSB Financial nor either Subsidiary has made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material;

          (g) Neither CSB Financial nor either Subsidiary has entered into any other material transaction, contract or lease or incurred any other material obligation or liability;

          (h) The Bank has not incurred any unusual or extraordinary loan losses;

          (i) There has not been any other event, condition or development of any kind which materially and adversely affects the assets, financial condition or results of operations of CSB Financial or either Subsidiary, and neither CSB Financial nor either Subsidiary has knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or operations of CSB Financial or either Subsidiary; and

          (j) CSB Financial and the Subsidiaries are, and have been, in substantial compliance with all environmental laws and regulations, and there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending, or, to the knowledge of CSB Financial or either Subsidiary, threatened, before any court, governmental agency or board or other forum against CSB Financial or either Subsidiary for alleged noncompliance with, or liability under, any environmental law or relating to the release into the environment of any hazardous material or oil.

     4.21 Negative Covenants. Except as otherwise contemplated hereby, between the date hereof and the Effective Date, or the time when this Agreement terminates as provided herein, neither CSB Financial nor either Subsidiary, respectively, will, without the prior written consent of One Valley, which consent shall not be unreasonably withheld:

          (a) Make any change in its authorized capital stock or corporate structure;

          (b) Issue, redeem or purchase any shares of its capital stock, securities convertible into its common stock or any long-term debt securities of CSB Financial or the Subsidiaries; other than shares of capital stock issued pursuant to the exercise of outstanding stock options granted under the stock option plans of CSB Financial and/or the Bank;

          (c) Issue or grant any options, warrants or other rights to purchase shares of its common stock;

          (d) Declare or pay any dividends or other distributions on any shares of common stock, except a cash dividend in an amount not to exceed ten cents per share per quarter for each quarter prior to the Closing Date, to be paid on or before the Effective Date;

          (e) Purchase or otherwise acquire, or agree to acquire, for consideration any shares of its capital stock (other than in a fiduciary capacity);

          (f) Enter into or amend (except as otherwise specifically contemplated by this Agreement) any Employee Benefit Plan, consultant, or similar plan in respect of any of its directors, officers or other employees or increase its contribution to any Employee Benefit Plan;

          (g) Take any action materially and adversely affecting the transactions contemplated hereby or this Agreement or the financial condition, businesses, properties or results of operations of CSB Financial and either Subsidiary, taken as a whole;

          (h) Acquire any other company or acquire any branch or, other than in the ordinary course of business, any assets or deposits of any other company;

          (i) Mortgage, pledge or subject to a lien or any other encumbrance any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or take any other action not in the ordinary course of its business as heretofore conducted;

          (j) Except as may be necessary to comply with this Agreement, amend its Certificate of Incorporation or Bylaws;

          (k) Sell, pledge or otherwise dispose of or encumber any of its stock, or any of the stock of either Subsidiary or change the capital structure of any of them;

          (l) Sell any securities from its investment portfolio, except in the ordinary course of business;

          (m) Increase the compensation of or pay any benefit to any director, officer or employee during or for the calendar year 1996 other than in the ordinary course of business and, in any event, in the aggregate not in excess of 5% of the total salary expense of the Bank; or

          (n)     Enter into any agreement to do any of the foregoing.

     4.22 Additional Covenants. Except as otherwise contemplated by this Agreement, CSB Financial covenants and agrees:

          (a) That it will promptly advise One Valley in writing of the name and address of, and number of shares of CSB Financial held by, each shareholder who elects to exercise his Appraisal Rights pursuant to Delaware General Corporation Law;

          (b) That, subsequent to the date of this Agreement and prior to the Effective Date, it will operate its business and the businesses of the Subsidiaries only in the normal course and in a normal manner consistent with past practices;

          (c) That it will take no action which would adversely affect or delay the ability of CSB Financial or either Subsidiary to obtain any necessary approvals, consents or waivers of any governmental authority required for the transaction contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement;

          (d) That immediately upon the execution of this Agreement it will direct its accountants and attorneys to give One Valley access to all relevant and material information, documents and working papers pertaining to CSB Financial and Subsidiaries; provided, however, that in the event CSB Financial determines that providing One Valley access to such information, documents and working papers of its attorneys would waive its attorney-client privilege therein and if CSB Financial determines in its reasonable discretion to assert such privilege and to deny access thereto to One Valley, then, notwithstanding any other provision of this Agreement, One Valley may in its sole discretion immediately terminate this Agreement at any time before the Effective Date;

          (e) That it will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and cooperate fully with the other parties to that end;

          (f) That neither CSB Financial nor its directors, officers or representatives or agents will, directly or indirectly, take any action to solicit, support or encourage any offer or proposal from any other person to acquire CSB Financial or its assets, or shares of its common stock, or of either Subsidiary, or engage in negotiations with or provide information to such person with respect to such offer or proposal; provided, however that CSB Financial may engage in negotiations or provide information if the Board of Directors of CSB Financial concludes after receipt of legal advice from its counsel, that their fiduciary duties to the shareholders of CSB Financial so require; provided further, however, in the case of any action pursuant to the immediately preceeding proviso, One Valley may, in its sole discretion, terminate this Agreement at any time before the Effective Date if: (i) the meeting of shareholders contemplated in Section 10 of this Agreement has not been held on or before July 1, 1996, provided the delay is caused by such negotiations, offer or proposal as contemplated herein; and (ii) shareholder approval of the Merger has not been obtained prior to One Valley's termination of the Agreement pursuant to this Section. CSB Financial will immediately notify One Valley if any such negotiations occur, if such information is provided, or if such offer or proposal is made;

          (g) That it will promptly advise One Valley of any material adverse change in the financial condition, assets, businesses, results of operations or prospects of CSB Financial or either Subsidiary, and any breach of any representation, warranty, covenant or agreement made by CSB Financial or either Subsidiary in this Agreement known to CSB Financial;

          (h) That it will maintain in full force and effect adequate fire, casualty, public liability, employer fidelity and other insurance coverage in accordance with prudent practices to protect CSB Financial and Subsidiaries against losses for which insurance can reasonably be obtained;

          (i) That it will consult with One Valley as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the reasonable consent of One Valley; and

          (j) Prior to the Effective Date and subject to requisite regulatory approval, if any, CSB Financial and/or Bank shall amend (including shareholder approval if required) the Recognition and Retention Plan for Outside Directors and the Recognition and Retention Plan for Officers and Employees (the "Recognition Plans") to provide that all shares awarded under the Recognition Plans as of the date of this Agreement shall be vested immediately prior to the Effective Date and the shares distributed to the participants, and shall thereafter immediately terminate the Recognition Plans.


                                 SECTION 5
                REPRESENTATIONS, WARRANTIES AND COVENANTS
                               OF ONE VALLEY

One Valley represents and warrants to and covenants with CSB Financial that:

     5.1 Organization and Qualification of One Valley. One Valley is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Each of the banking subsidiary companies owned by One Valley is duly organized, validly existing and in good standing as either a state banking corporation under the laws of West Virginia or a national bank under the laws of the United States and each has the corporate power to own all of its assets and to carry on its business as it is now being conducted.

     5.2 Authorization of Agreement. The Board of Directors of One Valley has authorized the execution of this Agreement as set forth herein, and One Valley has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and upon its execution and delivery (and assuming due execution and delivery by CSB Financial) this Agreement is a valid and binding agreement of One Valley enforceable in accordance with its terms.

     5.3 No Violation of Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the Merger will not, (i) violate any provision of the Articles of Incorporation or Bylaws of One Valley, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which One Valley or any of its subsidiaries is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of One Valley and its subsidiaries, taken as a whole, or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character to which One Valley or any of its Subsidiaries is subject, or (iv) enable any person to enjoin the transactions contemplated hereby. After approval of this Agreement by the Board of Directors of One Valley and by the OTS, One Valley will have taken all action required by law and its Articles of Incorporation and Bylaws necessary to authorize the execution and delivery of this Agreement and to authorize the Merger of CSB Financial with Thrift and the consummation of the transactions contemplated hereby.

     5.4 Organization and Qualification of Thrift. One Valley shall cause to be filed with the OTS and the Board of Governors of the Federal Reserve ("Federal Reserve") an application to approve the transaction contemplated hereby. One Valley shall cause Thrift to take such action as is provided in this Agreement on Thrift's part to be taken.

     5.5 Regulatory Approvals. Prior to the Effective Date, One Valley, separately and jointly with CSB Financial, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain: (i) the approval of the OTS for One Valley to effectuate the Merger; (ii) the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, of the Merger; and (iii) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by One Valley and CSB Financial to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein.

     5.6 Financial Statements. One Valley's consolidated balance sheets as of the years ended December 31, 1993, 1994 and 1995, and its statement of income for each of such years, heretofore delivered to CSB Financial, were prepared in accordance with generally accepted accounting principles consistently applied and those financial statements, fairly present its financial condition and results of operations as of such respective dates and for such respective periods.

     5.7 No Material Adverse Change. There has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties or results of operations of One Valley and its subsidiaries, taken as a whole, since December 31, 1995.

     5.8 Form 10-K Annual Report and Other Reports. One Valley's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1994, heretofore delivered to CSB Financial, does not contain, as of the date thereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. Since January 1, 1993, One Valley has filed with the Securities and Exchange Commission all documents and reports required to be filed and such reports do not contain, as of their respective dates, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

     5.9 No Actions, Etc. There are no actions, proceedings or investigations pending or, to the knowledge of the executive officers or directors of One Valley, threatened or contemplated against or relating to One Valley or any of its subsidiaries or any of its properties, which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or operations of One Valley and its subsidiaries, taken as a whole, or the ability of One Valley to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any action or proceeding. Neither One Valley, nor any of its subsidiaries, is transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or operations of One Valley and its subsidiaries, taken as a whole, or the ability of One Valley to consummate the transactions contemplated hereby.

     5.10 Capitalization. As of the date hereof, the authorized capital stock of One Valley consists of (i) Forty Million shares of common stock, par value of $10 per share, of which 17,079,684 are issued and outstanding and are fully paid and nonassessable, and (ii) One Million shares of preferred stock, par value of $10 per share, none of which is issued.

     5.11 Good Faith. One Valley shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.

     5.12 Registration. One Valley will cause a Registration Statement (or other appropriate form) to be filed with and declared effective by the Securities and Exchange Commission, appropriate agencies regulating securities, and other governmental agencies having jurisdiction, with respect to the securities to be issued in conjunction with the Merger. The information pertaining to One Valley which will appear in the Registration Statement and Proxy Statement will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.13 Copies of Public Information One Valley has made or will make available for review by CSB Financial all information publicly available concerning One Valley and all pension, retirement, thrift, group insurance or similar plans with respect to any of the directors, officers or other employees of One Valley or its subsidiaries.

     5.14 Undisclosed Liabilities; Taxes. One Valley has no material liabilities other than those liabilities disclosed on or provided for in its balance sheet as of December 31, 1995, and liabilities incurred since such date in the ordinary course of business. One Valley has paid all federal, state and local taxes now due and payable and there are no material tax items now in dispute or anticipated to be disputed.

     5.15 Title to Properties. One Valley has good and marketable title to all its property and assets set forth on its balance sheet as of December 31, 1995, except property and assets sold or otherwise disposed of since December 31, 1995, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits, and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of its leases are in full force and effect and One Valley is not in default thereunder.

     5.16 Absence of Regulatory Actions. Neither One Valley nor any of its banking subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of the operations of any of them nor has it been advised by any such government authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     5.17 Labor Disputes. One Valley is not directly or indirectly involved in or threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect its financial condition, assets, businesses or results of operations.

     5.18 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of One Valley as of December 31, 1995, is adequate as of the dates thereof.

     5.19 Knowledge as to Conditions. One Valley knows of no reason relating to One Valley why the approvals, consents and waivers of governmental authorities referred to in Sections 8.1 (b) and 8.1 (c) should not be obtained in a timely manner; One Valley and One Valley Subsidiaries are not aware of any conditions or provisions of any actions, reports of examinations or similar regulatory reports or findings which is anticipated to delay or precludes One Valley or any of One Valley Subsidiaries from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with the Community Reinvestment Act ("CRA").

     5.20 Other Transactions. One Valley has had, and will continue to have, negotiations for the acquisition of other banking institutions. Nothing contained herein shall in any manner limit the ability of One Valley to acquire additional banking institutions or other corporations, either before or after the Effective Date, for such consideration (cash, notes, common or preferred stock) and upon such terms and conditions as One Valley deems appropriate. Notwithstanding the foregoing, One Valley will not, and will cause its subsidiaries to not, make or agree to make any acquisition or take any action that materially adversely affects its ability to consummate the transaction contemplated hereby in a reasonably timely manner.

     5.21 Press Release. One Valley will consult with CSB Financial as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the consent of CSB Financial.

     5.22     Indemnification.     One Valley shall indemnify, and advance
expenses (including legal fees and expenses) in matters that may be subject to indemnification to, persons who served as directors and officers of CSB Financial and its Subsidiaries on or before the Effective Date of the Merger with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date of the Merger in accordance with and subject to the requirements and other provisions of One Valley's Articles of Incorporation and Bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as One Valley is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such to One Valley.

     5.23     Employee Benefits.     Each of One Valley's employee benefit
plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statutes, applicable federal regulations, applicable state law (including without limitation state insurance law) and in accordance with its terms. All reports required by any governmental agency with respect to each such employee benefit plan has been timely and properly filed and to the extent required furnished to the participants in such plan. One Valley has paid all costs, benefits, premiums and any other amounts coming due in connection with the employee benefit plans and no accumulated funding deficiency, as defined in Sec. 302(a)(2) of ERISA, exists with respect to any employee benefit plan. One Valley has not engaged in a transaction that would subject One Valley to any tax, penalty or liability for prohibited transactions imposed by ERISA or by Sec. 4975 of ERISA. One Valley has not engaged in any transaction in violation of Sec. 406(a) or Sec. 406(b) of ERISA (for which no exemption exists under Sec. 408 of ERISA).


                                 SECTION 6
                    INVESTIGATION AND CONFIDENTIALITY

     6.1     Investigation.     Prior to the Closing Date, either party may
directly and through its representatives, make such reasonable investigation of the assets and business of the other party and its subsidiaries as deemed necessary or advisable. Each party and its representatives shall have, at reasonable times after the date of execution hereof, during normal business hours and upon reasonable request, full access to the premises and to all the relevant and material books and records of the other party and its subsidiaries.

     6.2       Confidentiality.     One Valley and CSB Financial each agree to
treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to CSB Financial or One Valley (as the case may be) by which it may come to know or which may come into its possession during the course of its due diligence investigation of CSB Financial or One Valley, as the case may be, and, if the Merger contemplated hereby are not consummated for any reason, One Valley agrees promptly to return to CSB Financial (and CSB Financial to One Valley) all written proprietary material furnished in connection with such investigation; and thereafter all such information shall continue to not be disclosed by One Valley and CSB Financial and their directors, officers, employees, or advisors to third parties without One Valley's or CSB Financial's written consent, as the case may be.


                                 SECTION 7
                               NON-SURVIVAL

     Other than Section 5.22 hereof, the representations and warranties included or provided herein shall not survive the Effective Date.


                                 SECTION 8
          CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE

     8.1 Conditions Precedent. The consummation of this Agreement and the Merger is conditioned upon the following:

          (a) The shareholders of CSB Financial shall have approved this Agreement by vote as required by law and final approval of this Agreement shall have taken place as provided in Section 10 hereof, and the Board of Directors of One Valley shall have approved this Agreement;

          (b) OTS shall have approved the acquisition of control of CSB Financial and Subsidiaries by One Valley;

          (c) The Federal Reserve shall have approved the acquisition of control of CSB Financial and Subsidiaries by One Valley;

          (d) The Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Securities and Exchange Commission. All state securities and "blue sky" permits or approvals required (in the opinion of One Valley) to carry out the transactions contemplated by this Agreement shall have been received;

          (e) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;

          (f) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

          (g) Unless waived by One Valley, the approvals referred to in subparagraphs (b), (c) and (d) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by One Valley, CSB Financial, and their respective subsidiaries, taken as a whole, and shall not have imposed any other condition which One Valley reasonably deems to be materially disadvantageous or burdensome;

          (h) Unless waived by One Valley, the representations and warranties of CSB Financial contained in this Agreement shall be correct on and as of the Effective Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement and except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of CSB Financial, and CSB Financial shall have performed in all material respects all its obligations and agreements hereunder theretofore to be performed by it; and One Valley shall have received on the Effective Date an appropriate certificate to the foregoing effect dated the Effective Date and executed on behalf of CSB Financial by one or more appropriate executive officers of CSB Financial;

          (i) Unless waived by CSB Financial, the representations and warranties of One Valley contained in this Agreement shall be correct on and as of the Effective Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement and except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties, results of operations or prospects of One Valley, and One Valley shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it; and CSB Financial shall have received on the Effective Date an appropriate certificate to the foregoing effect dated the Effective Date and executed on behalf of One Valley by one or more appropriate executive officers;

          (j) One Valley shall have received from legal counsel to CSB Financial a written opinion pertaining to the transactions herein provided for, dated the Effective Date, in form and substance acceptable to counsel for One Valley, and CSB Financial shall have received from legal counsel to One Valley a customary written opinion pertaining to the transactions herein provided for, dated the Effective Date, in form and substance acceptable to counsel for CSB Financial;

          (k) Unless waived by One Valley, One Valley shall have received an opinion of counsel to the effect that the transaction will constitute a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

          (l) Unless waived by CSB Financial, CSB Financial shall have obtained an opinion of counsel to the effect that, as to each holder of CSB Financial common stock who receives One Valley common stock in exchange for his or her CSB Financial common stock, no gain will be recognized by such shareholder on such exchange; the basis of the One Valley common stock to be received by such CSB Financial shareholders will be the same as the basis of the CSB Financial common stock surrendered in exchange therefor; and the holding period of the One Valley common stock to be received by such CSB Financial shareholders includes the holding period of the CSB Financial common stock surrendered in exchange therefor, provided their CSB Financial common stock was held as a capital asset at the time of the exchange;

          (m) CSB Financial shall have delivered to One Valley a list of all persons known to CSB Financial who own in excess of 5% of the issued and outstanding stock of CSB Financial;

          (n) Unless waived by One Valley, the holders of not more than 10% of the outstanding shares of common stock of CSB Financial shall have elected to exercise their statutory Appraisal Rights; and

          (o) The receipt by CSB Financial of the opinion of its investment banker that the consideration to be paid to stockholders of CSB Financial pursuant to this Agreement is fair from a financial point of view to such stockholders as of the date of Board adoption of the Agreement, as of the date of mailing of the proxy to stockholders of CSB related to the Meeting of Stockholders to approve the Agreement, and as of the Closing Date of the transaction.

     8.2 Closing Date. The time and date of closing are herein called the "Closing Date". The Closing Date shall be selected by One Valley and shall be within thirty (30) days of approvals of this Agreement by the shareholders of CSB Financial or the receipt of all of the approvals (including any statutory waiting periods) referred to in Section 8.1(b), (c), (d), (e) and (f), whichever is later. One Valley shall cause the Articles of Merger with respect to the Merger to be filed with the Secretary of State of West Virginia and of the State of Delaware.

     8.3 Effective Date. The Merger shall become effective (the "Effective Date") on the date on which the certificate of merger approving the Merger is issued by the Secretary of State of the State of West Virginia, but in any event no later than the 60th day after receipt of all requisite approvals of regulatory authorities and shareholders.


                                 SECTION 9
                         TERMINATION OF AGREEMENT

     9.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of CSB Financial:

          (a)     By mutual consent of CSB Financial and One Valley;

          (b) By One Valley if there has been a material misrepresentation or breach of warranty in the representations and warranties of CSB Financial set forth herein, or by CSB Financial if there has been a material misrepresentation or breach of warranty in the representations and warranties of One Valley set forth herein, which material misrepresentation or breach of warranty has not been cured to the satisfaction of the non-breaching party within 30 days thereof;

          (c) By either CSB Financial or One Valley upon written notice to the other, if the Effective Date does not occur on or before midnight on November 1, 1996;

          (d) By either CSB Financial or One Valley if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

          (e) In the event that the Disclosure Schedule or One Valley's investigation of CSB Financial and Subsidiaries discloses matters which One Valley in good faith believes either (i) to be inconsistent in any material and adverse respect with any of the representations or warranties of CSB Financial (without giving effect to the Disclosure Schedule) or (ii) in the reasonable judgment of the Board of Directors of One Valley either (A) to be of such significance as to materially and adversely affect the financial condition or results of operations of CSB Financial and the Subsidiary, taken as a whole, or (B) to deviate materially and adversely from the financial statements for the year ended June 30, 1995, of CSB Financial, the Board of Directors of One Valley may elect to terminate this Agreement by giving notice of termination to CSB Financial within or at the end of the 30 day period following the date of the delivery by CSB Financial to One Valley of the Disclosure Schedule; provided, however, that actions taken by CSB Financial as contemplated in this Agreement concerning the CSB ESOP, CSB Retirement Plan, the Recognition Plans, or the Stock Option Plans shall not trigger One Valley's right to terminate hereunder or otherwise violate any term of this Agreement;

          (f) In the event that CSB Financial's investigation of One Valley and its subsidiaries discloses matters which CSB Financial in good faith believes either (i) to be inconsistent in any material and adverse respect with any of the representations or warranties of One Valley or (ii) in the reasonable judgment of the Board of Directors of CSB Financial either (A) to be of such significance as to materially and adversely affect the financial condition or results of operations of One Valley and its subsidiaries taken as a whole, or (B) to deviate materially and adversely from the financial statements for the year ended December 31, 1995, of One Valley, the Board of Directors of CSB Financial may elect to terminate this Agreement by giving notice of termination to One Valley within or at the end of the 30 day period following the date of this Agreement;

          (g) By One Valley in accordance with the provisions of Section 4.22(d); or

          (h)     By One Valley in accordance with the provisions of Section
4.22(f).

     9.2 Effect of Termination; Right to Proceed. In the event this Agreement shall be terminated pursuant to Section 9.1, all further obligations of One Valley and CSB Financial under this Agreement shall terminate (other than this Section 9.2 and Sections 6.2, 9.3, 18.2, 18.3, and 18.4 hereof, all of which shall remain in full force and effect) without further liability of the parties to one another, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

     9.3 Return of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall forthwith deliver to the other all documents, work papers and other material obtained from it relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 6 hereof, and will take reasonable steps to have any information so obtained kept confidential.


                                 SECTION 10
                         MEETING OF SHAREHOLDERS

     CSB Financial shall take all steps necessary to call and hold a special meeting of shareholders, in accordance with applicable law and its Certificate of Incorporation and Bylaws, as soon as practicable for the purpose of submitting this Agreement to its shareholders for their consideration and approval. CSB Financial will prepare and send to its shareholders for purposes of such meetings a proxy statement, which will be in the form contained in the Registration Statement on Form S-4, or any amendments thereto, prepared and filed by One Valley (the "Proxy Statement"). The Board of Directors of CSB Financial will recommend shareholder approval of this Agreement and will not withdraw such recommendation unless (in the opinion of counsel for CSB Financial) the fiduciary duties such persons owe to the shareholders of CSB Financial so require.


                                 SECTION 11
                              OTHER AGREEMENTS

     11.1     Distribution to the Bank.     Immediately prior to the Effective
Date, CSB Financial shall, by means of a tax-free distribution, distribute all of its assets, to the extent permitted by applicable law, to the Bank.

     11.2     Post-Merger Operation of the Bank.     After the Effective Date,
it is anticipated that the Bank will continue operations as a financial institution and wholly-owned subsidiary of Thrift, that its charter and Bylaws, as amended from time to time, will continue as the Bylaws of the Bank, and that it will continue to operate its existing branches.

     11.3     Directors and Officers of the Bank.     The directors and
officers of the Bank on the Effective Date shall continue as the directors and officers of the Bank and shall hold office as prescribed in the Bylaws and applicable law until their successors shall have been elected and shall qualify. Directors' fees shall be the same as those paid to directors of One Valley. Upon the Effective Date, the Bank shall, by action of its Board of Directors, elect as members of the Board of Directors of the Bank two persons to be designated by the President and CEO of One Valley.

     11.4     Director of One Valley.     Upon the Effective Date, One Valley
shall, by action of its Board of Directors, elect Bob M. Johnson as a member of the Board of Directors of One Valley, for a term expiring on the date of the next Annual Meeting of Shareholders of One Valley. In addition, at its Annual Meeting of Shareholders to be held in April, 1997, One Valley shall nominate and recommend Bob M. Johnson for a three-year term as member of the Board of Directors of One Valley. Upon the Effective Date, Bob M. Johnson will also become a member of a regional credit committee of One Valley.

     11.5     Certain Benefit Plans.     Notwithstanding Section 4.15 of the
Agreement, any Employee Benefit Plans exclusively covering the Chief Executive Officer of the Bank shall remain in full force and effect until terminated or amended pursuant to their terms. The Chief Executive Officer of the Bank shall be eligible to participate in One Valley's Management Incentive Compensation Plan.


                                 SECTION 12
                                BROKERS, ETC.

     CSB Financial represents and warrants to One Valley, that no broker, or finder, or financial analyst except Friedman, Billings, Ramsey & Co. Inc., pursuant to an agreement previously provided to One Valley, has been employed by CSB Financial or either Subsidiary, or is entitled to a fee, commission or other compensation from CSB Financial or the Subsidiaries, with respect to this Agreement or the transactions contemplated hereby.


                                 SECTION 13
                   GOVERNING LAW; SUCCESSORS AND ASSIGNS;
                      COUNTERPARTS; ENTIRE AGREEMENT

     This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding when one or more counterparts shall have been signed and delivered; and (d) embodies the entire agreements and understandings between CSB Financial and One Valley relating to the subject matter hereof.


                                 SECTION 14
                             EFFECT OF CAPTIONS

     The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.


                                 SECTION 15
                                SEVERABILITY

     The Parties expressly agree that it is not the intention of any party to violate any public policy, law, rule, regulation, treaty or decision of any government or agency thereof of any state or country. If any provision of this Agreement is judicially or administratively interpreted to be in violation of any such provision in any state or country, such provisions, sentences, words, clauses or combination thereof shall be inoperative in each such state or country; and the remainder of this Agreement shall remain binding upon the parties hereto in each such state or country with this Agreement as a whole unaffected elsewhere.


                                 SECTION 16
                                   NOTICES

     Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, addressed as follows:

          To CSB Financial:

          CSB Financial Corporation
          2120 Langhorne Road
          Lynchburg, Virginia  24501
          Attention:  Bob M. Johnson, President and CEO

          With a copy to:

          Charles E. Sloane, Esquire
          Malizia, Spidi, Sloane & Fisch, P.C.
          One Franklin Square
          1301 K. Street, N.W., Suite 700 East
          Washington, DC  20005


          To One Valley:

          One Valley Bancorp of West Virginia, Inc.
          One Valley Square
          P. O. Box 1793
          Charleston, West Virginia  25326
          Attention:  J. Holmes Morrison

          With a copy to:

          Merrell S. McIlwain, Esquire
          One Valley Bancorp of West Virginia, Inc.
          One Valley Square
          P. O. Box 1793
          Charleston, West Virginia  25326

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.


                                 SECTION 17
                                 AMENDMENTS

     This Agreement may be amended by the written agreement of One Valley and CSB Financial and without the approval of the shareholders before or after the meeting of shareholders at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that if amended after such meeting of shareholders, no such amendment shall be materially adverse to the shareholders of CSB Financial.


                                 SECTION 18
                                  EXPENSES

     18.1     General.     Except as otherwise provided herein, each of the
parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith; provided, however, that One Valley shall bear the full expense of the printing and mailing of the proxy statement to be used in connection with the special meeting of shareholders referenced in Section 10.

     18.2     Expenses of One Valley.     CSB Financial hereby agrees that if
this Agreement or the transactions contemplated hereby are terminated by One Valley pursuant to Sections 9.1(b) or 9.1(e) as a result of a willful breach by CSB Financial, CSB Financial shall promptly (and in any event within ten
(10) business days after such termination) pay all Expenses of One Valley. "Expenses of One Valley" as used in this Section 18.2 shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of One Valley (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to One Valley and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     18.3     Expenses of CSB Financial.     One Valley hereby agrees that if
this Agreement or the transactions contemplated hereby are terminated by CSB Financial pursuant to Section 9.1(b) or 9.1(f) as a result of a willful breach by One Valley, One Valley shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of CSB Financial. For purposes of this Section 18.3, the "Expenses of CSB Financial" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to CSB Financial and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     18.4     Termination Fee.
          (a) CSB Financial hereby agrees to pay One Valley and One Valley shall be entitled to payment of, a fee (the "Termination Fee") of $2.0 million following the occurrence of a Purchase Event (as defined below), provided that One Valley shall have sent written notice of such entitlement within 90 days after One Valley actually becomes aware of such occurrence. Such payment shall be made in immediately available funds within five business days after delivery of a notice from One Valley requesting such payment. The right to receive the Termination Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Purchase Event: (i) the Effective Date,
(ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Purchase Event (as defined below), except termination by One Valley pursuant to Section 9.1(h), (iii) termination of this Agreement following the occurrence of a Preliminary Purchase Event and the passage of 11 months after such termination.

          (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (1) CSB Financial or either Subsidiary without having received One Valley's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) other than One Valley or any of its subsidiaries or affiliates or the Board of Directors of CSB Financial approve or accept any Acquisition Transaction with any person other than One Valley or any of its subsidiaries or affiliates. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or similar transaction, involving CSB Financial or the Bank, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of CSB Financial or the Bank, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 30% or more of the voting power of CSB Financial or the Bank; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only CSB Financial or either of the Subsidiaries;

               (2)     (A)     any person (other than One Valley or any of its
subsidiaries or affiliates) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding CSB Financial common stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange
Act), (B) any group (as such term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which any of One Valley or any of its subsidiaries or affiliates is a member, shall have been formed that beneficially owns 10% or more of CSB Financial common stock then outstanding;

               (3) any person other than One Valley or any of its subsidiaries or affiliates shall have made a bona fide proposal to CSB Financial or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in a Acquisition Transaction (including, without limitation, any situation in which any person other than One Valley or any of its subsidiaries or affiliates shall have commenced (as the term is defined in Rule 14d-2 under the Exchange
Act) or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to, a tender offer or exchange offer to purchase any CSB Financial common stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding CSB Financial common stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

               (4) after a proposal is made by a third party to CSB Financial or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to CSB Financial to make such a proposal if this Agreement terminates, CSB Financial shall have breached any representation, covenant or obligation contained in this Agreement and such breach would entitle One Valley to terminate this Agreement under Section 9.1(b) (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger); or

               (5) the holders of CSB common stock shall not have approved this Agreement at the meeting of shareholders set forth in Section 10 hereof or the meeting of shareholders shall not have been held or shall have been canceled prior to termination of this Agreement, in each case after any person (other than One Valley or any of its subsidiaries or affiliates) shall have
(A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act of 1933, as amended, with respect to an Exchange Offer.

          (c) The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

               (1) the acquisition by any person, other than One Valley or any of its subsidiaries or affiliates, alone or together with such person's affiliates and associates, or group (as defined in Section 13(d)(3) of the Exchange Act), of beneficial ownership of 50% or more of the outstanding shares of CSB Financial common stock; or
               (2) the occurrence of a Preliminary Purchase Event described in (x) clause (b)(1) above, except that the percentage referred to in clause (C) shall be 50% or more of the outstanding shares of CSB Financial common stock.


                                 SECTION 19
               AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

     CSB Financial and One Valley each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Each Director who has authorized this Agreement hereby further agrees to cooperate fully with the parties, their employees, representatives and agents in consummating the Merger, and that, based upon his or her understanding of the transaction, as proposed, each Director will vote appropriately upon all corporate resolutions toward that end and will take no action inconsistent with the purposes of this Agreement or the consummation of the Merger.

     IN WITNESS WHEREOF, One Valley and CSB Financial have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first written above.

                    ONE VALLEY BANCORP OF WEST VIRGINIA, INC.

                    By   /S/  J. Holmes Morrison
                         Its President and Chief Executive Officer


                    CSB FINANCIAL CORPORATION

                    By   /S/  B. R. Johnson
                         Its President and Chief Executive Officer